Exhibit 99.1

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FOR RELEASE:  Tuesday, October 14, 2003

Contact:  Douglas Stewart, President-CEO
          Debra Geuy, Chief Financial Officer


            PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY EARNINGS, INCREASES DIVIDEND AND DECLARES SPECIAL DIVIDEND



Sidney, Ohio  NASDAQ-"PSFC"

Douglas Stewart, President of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association announced today the Company's first quarter earnings for the fiscal year ending June 30, 2004, a quarterly dividend payment and a "special" dividend.

Net income for the three month period ended September 30, 2003 was $249,000, or $0.18 basic and diluted earnings per share which represents a 17% increase as compared to $213,000, or $0.16 basic and diluted earnings per share for the same period ended September 30, 2003.

The increase in net income was primarily due to a decrease in compensation and benefits expense as it related to the Management Recognition Plan, ("MRP"). All shares granted and currently outstanding under the MRP, which was approved by shareholders in 1998, became fully vested in May 2003. This provided an after tax decrease of approximately $30,000 in benefits and compensation expense which was offset slightly by normal compensation increases during the three month period ended September 30, 2003 as compared to the same period a year ago. Also contributing to the increase in net income was an increase of $14,000 in net interest income.

At September 30, 2003, assets of the Corporation totaled $140.7 million with shareholders' equity of $17.4 million.


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PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY
EARNINGS, INCREASES DIVIDEND AND DECLARES SPECIAL DIVIDEND

FOR RELEASE:  October 14, 2003
PAGE 2

At their regular meeting held October 10, the Board of Directors declared a 4% increase in the regular quarterly dividend as compared to the previous quarterly dividend declared on July 11, 2003. A dividend of $0.135 per share will be paid to shareholders of record as of October 31, 2003 with a payable date of November 14, 2003.

Additionally, the Board of Directors declared a special dividend of $0.095 per share for recordholders as of October 31, 2003 with a payable date of November 14, 2003.

Stewart commented, "We have consistently increased our dividend payments as our net income increases. This increase represents the 7th increase in quarterly dividends and the Company has paid a special dividend on two occasions. Based upon our closing stock price of $14.00 on October 10, 2003, our annualized yield for the $0.135 dividend was 4%".

Peoples Federal serves Shelby County with offices in Sidney at 101 E. Court Street, 2400 W. Michigan Street (inside Wal-Mart), 403 S. Pike Street, Anna, and 115 E. Pike Street, Jackson Center, Ohio.

     When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases "should result," "will likely result," "will enable," "are expected to," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.